UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GENERAL FINANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 23, 2020

Dear fellow stockholders,

The General Finance Corporation team continues to execute its long-term growth strategy with our specialty rental services business model.

Our business model has several key features: attractive, long-lived assets that offer rapid payback periods and low maintenance costs, a loyal and diversified customer base and storage products adoptable to a wide variety of uses. We continue to manage our business model to deliver organic growth, recurring leasing revenue, superior customer service, product innovation, operational excellence and disciplined acquisitions.

GROWTH MILESTONES

Through our team’s dedication and commitment to our long-term growth strategies, we reached important growth milestones in the fiscal year ended June 30, 2020, or fiscal year 2020:

Branch Network and Lease Fleet Growth. We entered four markets in fiscal year 2020 with four new branch offices, increasing our network to 105 branch offices that operate a fleet of over 100,600 units serving 52 of the top 100 Metropolitan Statistical Areas in the United States, three locations in Western Canada and virtually every market in Australia and New Zealand.

Leasing Revenue, EBITDA and Free Cash Flow. Our leasing revenue and EBITDA have grown at a compound annual growth rate of 10.9% and 11.1%, respectively, over the last nine fiscal years ended June 30, 2020, while generating $354 million of cumulative free cash flow during the same period.

Industry Leading Customer Service. We offer superior customer service in the North America and Asia Pacific portable storage markets, earning each fiscal year 2020 net promoter scores of 85 and 74, respectively, with 90% of our fiscal year 2020 consolidated lease revenues earned from repeat customers.

Diversified Customer Base. During fiscal year 2020 we served approximately 50,000 customers across a broad range of industries and business sizes, and in each of our North American and Asia Pacific businesses the largest customer generated less than 6% of total revenues and the top 20 customers accounted for less than 26% of revenues.

Product Innovation. In North America we introduced a new ground-level office with an interior restroom and online ordering to promote customer convenience, and in the North America and Asia Pacific markets in fiscal year 2020 our customers leased over 6,600 PV3 Safety Containers, CK3 Safety Containers and Wolf Lock Containers which we believe feature the most convenient and safest locking system in the portable storage industry.

STRENGTH OF THE BUSINESS MODEL

One of the primary strengths of our specialty rental services business model was proven in fiscal year 2020: the ability to reduce capital expenditures and acquisitions during periods of slowing economic activity and to pay down debt.

The following chart shows the investments in fleet capital expenditures and acquisitions that we undertook during the last ten fiscal years.

(1)	Includes $70.4 million purchase consideration paid for the noncontrolling interest in Royal Wolf.

Those reductions, in turn, positioned us to generate free cash flow which was used to reduce our indebtedness.

(2)	Represents total debt, less cash, divided by each fiscal year’s adjusted EBITDA
(3)	Includes Lone Star Tank Rental, acquired in April 2014, for the full fiscal year.

OUR ANNUAL STOCKHOLDER MEETING

We look forward to seeing you at our 2020 annual stockholder meeting of General Finance Corporation on Thursday, December 3, 2020 at 10:00 a.m. at 39 East Union Street, Pasadena, California 91103, and we appreciate your interest in General Finance Corporation.

Sincerely,

Ronald F. Valenta	Jody E. Miller
Executive Chairman of the Board	Chief Executive Officer and President

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To be held on December 3, 2020

AND

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Notice of Date, Time and Location of Meeting

Notice is hereby given to the holders of common stock of General Finance Corporation (the “Company”) that the 2020 Annual Meeting of Stockholders (“Annual Meeting”) will be held on Thursday, December 3, 2020 at 10:00 a.m. Pacific Standard Time at the offices of the Company located at 39 East Union Street, Pasadena, California. At the Annual Meeting we will ask you to:

Items of Business

1.

Election of Directors. Elect three Class B directors, James B. Roszak, Susan L. Harris and Jody E. Miller, to serve for terms of three years each and until their respective successors are elected and qualified. The qualifications and experience of the three Class B directors are described in the accompanying Proxy Statement;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. Ratify the selection of Crowe LLP as our independent auditors for the fiscal year ending June 30, 2021; and

3.	Other Business. Transact any other business that may properly be presented at the Annual Meeting.

Record Date

If you owned Company common stock on October 6, 2020, the record date, you are entitled to notice of, to attend and to vote at the Annual Meeting and any adjournments or postponements thereof. In addition to submitting a proxy and voting in person, you may vote by mail, telephone or online. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of General Finance Corporation located at 39 East Union Street, Pasadena, California beginning November 23, 2020 and at the Annual Meeting.

Materials to Review

The Proxy Statement, form of proxy card and Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (the “2020 Annual Report”) that accompany this Notice (all of the foregoing collectively, the “Proxy Materials”) contain additional information regarding the proposals to be considered at the Annual Meeting, and stockholders are encouraged to read the Proxy Materials in their entirety. Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our Proxy Materials both by sending you the Proxy Materials by mail and by notifying you of the availability of our Proxy Materials at the website www.cstproxy.com/generalfinance/2020. Internet access to our Proxy Materials does not identify visitors to the website.

Proxy Voting

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the Annual Meeting and voting in person, duly executing and delivering a proxy bearing a later date or sending written notice of revocation to our Secretary at 39 East Union Street, Pasadena, California 91103. Whether or not you plan to be present at the Annual Meeting, we encourage you to vote your proxy by following the instructions provided in the Proxy Materials. Any stockholder attending the Annual Meeting may vote in person even if the stockholder previously returned a proxy.

Respectfully Submitted

Christopher A. Wilson

General Counsel, Vice President & Secretary

October 23, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held

on December 3, 2020. Our Proxy Statement and our 2020 Annual Report to stockholders are available at

http://www.cstproxy.com/generalfinance/2020.

PROXY STATEMENT—TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, December 3, 2020
10:00 a.m. Pacific Standard Time

Place:	General Finance Corporation
39 East Union Street
Pasadena, California 91103

Record Date:	October 6, 2020

This summary sets forth certain performance highlights, as well as information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

PERFORMANCE HIGHLIGHTS

Branch Network Growth. Over the past 13 years ending June 30, 2020 our branch network grew from 15 to 105 primary branches.

Diversified Customer Base. We believe the end market and geographic diversification of our customer base reduces the business exposure to a significant downturn in any particular industry or geography.

Disciplined and Accretive Acquisitions. From July 1, 2005 to June 30, 2020 we completed 58 accretive acquisitions.	58 Acquisitions

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Proposal	Board Vote Recommendation	Page Number with More Information

Proposal 1:	Election of Directors	FOR each nominee	21
Proposal 2:	Ratification of Appointment of Crowe LLP as Independent Auditors	FOR	24

CASTING YOUR VOTE

	How to Vote	Stockholder of Record (Shares registered in your name with our transfer agent Continental Stock Transfer & Trust Company)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Internet	Visit the applicable voting website and follow the on-screen instructions:	www.cstproxyvote.com	Refer to voting instruction form.
Telephone	To vote call:	(866) 894-0536	Refer to voting instruction form.
Mail	You may vote by mail by marking your votes on, signing, dating and returning your completed proxy card by mail.
In Person	For instructions on attending the 2020 Annual Meeting of Stockholders in person, please see “How can I vote?”

This Proxy Statement Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you should consider prior to voting. Please review the complete Proxy Statement and the Company’s 2020 Annual Report on Form 10-K that accompanies the Proxy Statement for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following three nominees for director. Additional information regarding each director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors (the “Board”) can be found in the Proxy Statement under “Proposal No. 1 – Election of Directors.”

Name	Age	Years on Board	Principal Occupation	Independent	Board Committee Memberships*
James B. Roszak	79	15	Former interim Chief Executive Officer, buy.com; former President Transamerica Corporation U.S. life insurance operations	Yes	AC, CC and NC
Susan L. Harris	63	12	Former Senior Vice President, General Counsel and Secretary, Sun America Inc.	Yes	AC, CC and NC
Jody E. Miller	53	3	President and Chief Executive Officer, General Finance Corporation	No	None

*	AC—Audit Committee	CC—Compensation Committee	NC—Nominating & Governance Committee

CORPORATE AND COMPENSATION GOVERNANCE HIGHLIGHTS

We believe that our good corporate governance and executive compensation program operate in the best interests of our stockholders. Our commitment to the highest ethics standards and corporate governance create an environment in which the Board sets priorities and goals, monitors the Company’s performance toward attaining those goals and holds management accountable to meeting those goals. The following table shows the principle elements of our corporate governance and executive compensation program.

We do		We do not
We structure a significant part of our executive compensation to depend upon short and long-term financial goals	Split the roles of the Chairman of the Board and the Chief Executive Officer and have a Lead Independent Director	Offer compensation-related tax gross-ups
We use cash and equity grants based upon attaining performance goals	Maintain stock ownership requirements for Directors that align our Directors’ and stockholders’ interests	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors or officers
Maintain executive compensation clawback policies to reclaim any compensation received based upon financial results that are required be restated	The Compensation Committee receives advice from an independent compensation consultant	Pay dividends on unearned performance-based awards or unvested time-based awards
Use minimum vesting periods in our equity awards to encourage equity award holders to take a long-term view of the Company’s financial results	Perform annual Board and committee self-evaluations

Grant stock options with executive prices less than the fair-market value of our common stock on the date of grant or reprice or buy out underwater stock options or provide reload provisions in any stock option grant

Maintain a comprehensive Code of Ethics and Corporate Governance Guidelines	Grant the Board and committee the authority to retain independent advisors	Provide defined benefit pension plans for executives, guarantee bonuses or have significant perquisites or special executive retirement programs.

STOCKHOLDER ENGAGEMENT

We value and engage with our stockholders in a variety of ways. In fiscal year 2020 we engaged with our stockholders by participating in investor conferences and meetings with individual stockholders, as well as answering questions from our stockholders on each of our quarterly earnings conference calls. We believe this engagement and our executive compensation programs contributed to the 98.5% stockholder approval received (based on votes cast) at the Company’s last executive compensation advisory vote in December 2019.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, December 3, 2020

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me the Proxy Materials?

We sent you the Proxy Materials because you owned shares of common stock (“Common Stock”) of General Finance Corporation (“we” or the “Company”) at the close of business on October 6, 2020, the record date for the Annual Meeting. The Proxy Materials furnished by the Board provide you with information that will help you cast your vote at the Annual Meeting and at any adjournment or postponement thereof. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

You are invited to attend the Annual Meeting, which will take place on December 3, 2020 at 10:00 a.m. Pacific Standard Time, at 39 East Union Street, Pasadena, California 91103.

When you return the completed, signed and dated proxy card, you appoint the proxy holders named therein (your proxies), as your representatives at the Annual Meeting. The proxy holders will vote your shares at the Annual Meeting as you have instructed them on your proxy card(s). If an issue not set forth on the proxy card comes up for vote at the Annual Meeting, the proxy holders will vote your shares, under your proxy, in accordance with their best judgment.

We began sending the Proxy Materials on or about October 26, 2020 to all stockholders entitled to vote.

We have enclosed with this Proxy Statement, proxy card and Notice of the 2020 Annual Meeting of Stockholders our Annual Report to stockholders, which includes our 2020 Annual Report as filed with the SEC.

Who is entitled to vote at the Annual Meeting?

Only stockholders who owned Common Stock at the close of business on October 6, 2020, the record date, are entitled to vote on matters properly presented at the Annual Meeting. On the record date, there were 30,175,225 shares of Common Stock outstanding. The Common Stock is our only class of voting stock outstanding.

What am I voting on?

We ask you to vote on the election of three Class B directors, ratification of the selection of Crowe LLP as our independent auditors for the fiscal year ending June 30, 2021 and any other matter properly presented at the Annual Meeting. The sections entitled “Election of Directors” and “Ratification of Selection of Independent Auditors” provide more information on these proposals.

How does the Board recommend that I vote?

The Board unanimously recommends that you bought your shares:

1.	“FOR” the election of the director nominees named in this Proxy Statement.

2.	“FOR” the ratification of the selection of Crowe LLP as our independent auditors for the fiscal year ending June 30, 2021.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those mentioned in this Proxy Statement. If you vote your proxy by following the instructions in this Proxy Statement and other matters are properly presented at the Annual Meeting for a vote of stockholders, the persons appointed as proxies by the Board will have discretion to vote your shares for you.

How many votes do I have, and who will count the votes?

You have one vote for each share of our Common Stock you own. Charles E. Barrantes, our Executive Vice President and Chief Financial Officer, and Christopher A. Wilson, our General Counsel, Vice President and Secretary, will act as inspectors of the election and will tabulate the votes.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum. (A “broker non-vote” occurs when a beneficial owner fails to provide the broker with instructions on how the vote the shares, and the broker lacks discretionary authority to vote the shares.) Abstentions and broker non-votes will not be counted either as a vote cast for or against the election of the three Class B directors and the ratification of selection of independent auditors.

How can I vote?

For Company stockholders of record, the Company has established the telephone and Internet voting described below. If your shares of common stock are held in a brokerage account, by a bank or other holder of record, you are considered a “beneficial owner” of those shares, and the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

You may vote by telephone or via the Internet. You can vote by telephone or via the Internet by following the instructions in your enclosed proxy card, notice and/or voting instruction form. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Standard Time on December 2, 2020. You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. The website for Internet voting is www.proxyvote.com.

You may vote by mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the prepaid envelope provided. If you are a stockholder of record and you did not receive a prepaid envelope, please mail your signed proxy card to Continental Stock Transfer & Trust Company, 1 State Street, Floor 30, New York, New York 10275-0741, Attention: Proxy Department. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the nominees for director and FOR the ratification of the selection of independent auditors.

You may vote in person at the Annual Meeting. You may attend the Annual Meeting and vote in person. If you hold your shares as a beneficial owner (“in street name”), you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting. Otherwise, we cannot count your votes. Please see the notice or voting instruction form from your bank, broker or other holder of record for more information on these options.

What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?

If your shares of Common Stock are registered in your name with Continental Stock Transfer & Trust Company, the Company’s transfer agent, you are a “stockholder of record” of those shares, and the Proxy Materials were sent to you by Continental Stock Transfer & Trust Company. If your shares of common stock are held in a brokerage account or by a bank or other holder of record, you are considered a “beneficial owner” of those shares, and Proxy Materials were sent to you by your broker, bank or other holder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone, Internet, by mail or other means.

What can I do if I change my mind after I vote or if I want to revoke my proxy?

If you are a stockholder of record, you can change or revoke your proxy before it is exercised by giving written notice to our Secretary or in person at our corporate headquarters before the Annual Meeting that you have revoked your proxy, by delivering in a timely manner a valid proxy by mail, telephone or Internet with a date later than the prior proxy or by attending the Annual Meeting and voting in person. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

How will shares I hold in street name be voted?

If your shares of Common Stock are held in street name, your broker, bank or other holder of record, under certain circumstances, may not vote your shares without specific voting instructions under rules of The NASDAQ Stock Market LLC (“NASDAQ”). This is called a “broker non-vote.” We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you have more than one account at the transfer agent and/or with stockbrokers, you will receive separate proxy cards for each account. Please sign and return all proxy cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 30,175,225 votes may be cast on any matter.

How many shares of Common Stock do you need to hold the Annual Meeting (what are the quorum requirements)?

Shares representing a majority of our outstanding votes on the record date of October 6, 2020 must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Accordingly, a quorum will be present at the Annual Meeting if 15,087,613 shares of Common Stock are represented at the Annual Meeting in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Who nominates individuals for election to the Board?

Nominations for the election of individuals to the Board may be made by the Board or by any holder of our Common Stock.

How many votes must the director nominee receive to be elected?

The nominees receiving the highest number of “FOR” votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the three Class B directors will be elected as the three Class B directors. This number is called a plurality. If you withhold authority to vote for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

How many votes are required to ratify the selection of auditors?

The selection of Crowe LLP will be ratified if a majority of the votes cast are voted in favor of ratification.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting by contacting the Company Secretary for any purpose appropriate to the Annual Meeting at our offices located at 39 East Union Street, Pasadena, California between the hours of 9:00 a.m. and 5:00 p.m.

Who pays the costs of soliciting these proxies?

The Company pays to distribute and solicit proxies and reimburses the reasonable fees and expenses incurred by brokers, nominees, fiduciaries and other custodians in forwarding proxy materials to stockholders. The directors, officers and employees of the Company may solicit proxies in person, through mail, telephone, the Internet, electronic transmission or other means. We do not pay those individuals additional compensation for soliciting proxies.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within General Finance Corporation or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification at the vote and to facilitate a successful proxy solicitation.

When will the voting results be announced?

We will announce the final voting results at the Annual Meeting. We will also report final voting results from the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

CORPORATE GOVERNANCE

Overview

This section of the Proxy Statement provides an overview of the corporate governance of General Finance Corporation. The Board of General Finance Corporation is committed to effective corporate governance. The Board regularly reviews the key governance documents of General Finance Corporation, including its Corporate Governance Guidelines, and these governance documents and policies are updated to reflect changes in applicable laws and corporate governance the Board determines to be in the best interests of the Company and its stockholders.

The Corporate Governance Guidelines of General Finance Corporation include the following key features:

•	A majority of our directors are independent.

•	A Lead Independent Director leads the independent directors.

•	The Audit, Compensation and Nominating and Governance Committees are comprised solely of independent directors.

•	The Company does not have a stockholder rights plan, or “poison pill.”

•

The Board has adopted a whistleblower policy which encourages employees to report any instances of fraud, dishonesty and violations of Company policies and procedures without fear of any retaliation or breach of confidentiality.

•

The Board has approved stock incentive plans and bonus plans for executives that enable the Company to “clawback” previously awarded compensation if the compensation was predicated on financial results which were the subject of a material financial restatement, the recipient was deemed to have engaged in fraud or misconduct that caused the material financial restatement and a lower granting, vesting or payment would have resulted based upon the restated financial results.

•	The Board and each of its committees have the authority to retain outside advisors.

•	The Audit Committee monitors and restricts the hiring of current and former Company employees by our independent auditor.

•

The Compensation Committee may only select or receive advice from any compensation consultant, legal counsel or other advisor to the Committee, other than in-house legal counsel, after taking into consideration the factors identified by NASDAQ as necessary to evaluate independence and affirmatively determine whether the consultant, legal counsel or advisor is independent in the judgment of the Compensation Committee.

•	There are no interlocks among Compensation Committee members.

•	The responsibilities of the committees of our Board set forth in each committee’s charter are regularly reviewed, updated as necessary and posted to the Company’s website.

•	The Company’s Code of Ethics is regularly reviewed and posted to the Company’s website.

•	The Board and each of its committees perform self-assessments.

•	The Board has adopted an “overboarding policy” which prohibits directors from serving on more than six public company boards.

•	The Board has adopted stock ownership guidelines for directors.

•

Each director attended at least 75% of the Board and committee meetings of which he or she was a member, and the Board has adopted an attendance policy requiring board members to attend 75% of the Board meetings and committee meetings of which each director is a member in each fiscal year with attendance excused in the case of medical issues or illness.

The Corporate Governance Guidelines and the following additional corporate governance materials are published at the General Finance Corporation website www.generalfinance.com under the “Governance” section:

•	Audit Committee Charter

•	Charter of the Lead Independent Director

•	Compensation Committee Charter

•	Code of Ethics

•	Corporate Governance Guidelines

•	Nominating and Governance Committee Charter

We will provide without charge copies of any the documents listed above upon written request to the General Finance Corporation Secretary, 39 East Union Street, Pasadena, California 91103. The information on our website is not part of this Proxy Statement.

GOVERNANCE INFORMATION

Board of Directors

General Oversight

The business of the Company is managed under the direction of the Company’s Board. The Board’s general oversight responsibility is conferred by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Second Amended and Restated Bylaws (“Bylaws”). The leadership structure of the Board and its committees assist the Board in exercising its fiduciary duties as it oversees the Company’s business affairs, Chief Executive Officer performance and succession, internal controls over financial reporting and long-term strategy.

Leadership Structure

The Company does not have a formal policy concerning whether the same individual may serve as the Chief Executive Officer and Chairman of the Board. In June 2014, the Board approved a Charter for the Lead Independent Director, elected Ronald F. Valenta as the Chairman of the Board and elected James B. Roszak as the Lead Independent Director. The Charter of Lead Independent Director provides that the Lead Independent Director must be independent and delineates the powers of the Lead Independent Director, including the power to call meetings, to develop agendas for executive sessions of the Board’s independent members and to preside at executive sessions of the Board’s independent directors. Ronald F. Valenta retired as the Chief Executive Officer effective December 31, 2017 and continues to serve as the Board’s Executive Chairman. Jody Miller has served as our Chief Executive Officer and President since January 1, 2018.

Risk Oversight

The identification, evaluation and mitigation of risks arising in connection with the Company’s businesses are the responsibility of the Company’s senior management. The Board’s responsibility is to oversee the identification and evaluation of the risks related to the Company’s businesses and to oversee senior management’s mitigation of those risks.

The Board’s Role in Risk Oversight

The Board receives a report at every regular meeting concerning the Company’s compliance programs, insurance, claims and training programs. The Board and the Audit Committee receive regular reports from senior management concerning the risks related to the Company’s businesses.

The Audit Committee’s Role in Risk Oversight

The Audit Committee has primary responsibility to review the effectiveness of the Company’s enterprise risk management processes that monitor and manage the key risks facing the Company. The Audit Committee oversees compliance by the Company with legal requirements and regularly receives reports concerning the Company’s significant internal controls, steps taken by management to maintain a strong internal controls environment and enterprise risk management. The Audit Committee also oversees the security of the Company’s information technology systems and the Company’s cybersecurity policies and practices.

The Audit Committee exercises its oversight responsibility by receiving regular reports from representatives of the Company’s independent auditors who attend Audit Committee meetings, deliver presentations to the Audit Committee and meet with the Audit Committee in private sessions. The Audit Committee also meets in private session with the Company’s Chief Financial Officer and General Counsel regarding risks to the Company’s business and their mitigation.

The Audit Committee also receives regular reports from the Company’s General Counsel and independent auditors concerning legal and regulatory developments that affect the risks and potential liabilities facing the Company.

The Nominating and Governance Committee’s Role in Risk Oversight

The Nominating and Governance Committee develops corporate governance principles and oversees management’s evaluation and mitigation of risk relating to the Company’s Code of Ethics and business practices. The Compensation Committee also identifies and mitigates risk by overseeing an executive compensation program that furthers the Company’s business strategy by motivating executives to deliver a high degree of business performance without encouraging unnecessary risk taking.

Corporate Governance

Our corporate governance reflects the principles that guide the Company. Our corporate governance framework specifies the duties, responsibilities and rights of our stockholders, Board and management. Our corporate governance principles are found in the Company’s charter documents, the Company’s Corporate Governance Guidelines, Company’s Code of Ethics, committee charters and other policies approved by the Board.

The Corporate Governance Guidelines were adopted by the Board in December 2010. The Corporate Governance Guidelines are reviewed at least annually to guide our corporate governance to address changing regulatory requirements and as circumstances warrant.

Our Corporate Governance Guidelines, Code of Ethics and committee charters are available for review on our website https://generalfinance.com/corporate-charters or may be requested without charge by written request to our Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The information on our website is not part of this Proxy Statement.

Director Independence

NASDAQ Stock Market Rules require that a majority of the members of the Board be “independent directors,” which is defined generally as a person, other than an officer or employee of the Company or its subsidiaries, having no relationship, which, in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. All members of the Board’s Audit, Compensation and Nominating and Governance Committees are “independent” within the meaning of NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making these determinations, the Board was presented with a report from the Company’s General Counsel and discussed information provided by the directors and the Company to determine whether each director’s business and personal activities and relationships would interfere with the exercise of each director’s independent judgment. To assist with this evaluation each director and executive officer is required to complete a director and officer questionnaire each year which requires disclosure of transactions with the Company in which the director or officer, or any members of his or her family, have a direct or indirect material interest and which requires disclosure of any relationships or transactions which could interfere with the director’s exercise of independent judgment.

The Board has determined that Ms. Harris and Messrs. Baribault, Roszak, Tashjian and Trussler are independent under NASDAQ Stock Market rules and Rule 10A-3(b)(i) of the Exchange Act and have no relationship with the Company except as a director and stockholder. The Board determined that Mr. Valenta is not independent because he served as the Chief Executive Officer of the Company until December 31, 2017. The Board determined that Mr. Marrero is not independent because he served as the President of Main St. Personal Finance, Inc. until September 2020, a specialty finance company controlled by Mr. Valenta. The Board determined that Mr. Miller is not independent because he serves as the President and, since December 31, 2017, has served as the Chief Executive Officer of the Company.

Executive Sessions of Independent Directors

The Company’s corporate governance guidelines require independent directors to meet, without management, at regularly scheduled executive sessions which generally may take place after regularly scheduled meetings of the entire Board. The Chairman of the Board, the Lead Independent Director or any two independent directors may call a special executive session of the independent directors at any time. Such special executive sessions may take place after a regular or special meeting of the entire Board or at such other time deemed appropriate.

Lead Independent Director

The Charter of the Lead Independent Director was adopted and authorized by the Board. James B. Roszak has served as the Lead Independent Director since June 2014.

Board and Committee Meetings

The Board held five meetings during the fiscal year ended June 30, 2020, or fiscal year 2020, and acted by written consent five times. All five meetings were regular meetings. The Board holds meetings each fiscal year according to a pre-arranged schedule, but the Board also holds special meetings and acts by written consent from time to time as needed.

Each director attended more than 97.9% of all meetings of the Board and 100% of the committee meetings of the committees on which he or she served during fiscal year 2020.

BOARD AND COMMITTEE MEMBERSHIP

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee regularly delivers reports to the full Board concerning its meetings and actions. In fiscal year 2020 the independent directors met in executive session four times, and the Audit Committee met in executive session in each of its four regularly scheduled meetings.

Meeting Attendance

During fiscal year 2020, our Board met five times and we had three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each member of the Audit, Compensation and Nominating and Governance Committees is an independent director in accordance with Nasdaq standards. Each of our Directors attended at least 75% of the combined meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a Director in fiscal year 2020.

The table below depicts meeting information for fiscal year 2020 and the Committee membership as of June 30, 2020:

Name	Audit	Compensation	Nominating and Governance
William H. Baribault	X	X
Susan L. Harris	X	X*	X
Manuel Marrero
Jody E. Miller
James B. Roszak	X*	X	X
Larry D. Tashjian	X	X	X*
Douglas B. Trussler
Ronald F. Valenta
Total Meetings during fiscal year 2020	4	6	0

*	Committee Chair

Audit Committee. The Audit Committee consists of Mr. Roszak, as Chair, Mr. Baribault, Ms. Harris and Mr. Tashjian. The Board has determined that each member of the Audit Committee qualifies as “independent” within the meaning of NASDAQ Stock Market Rules and Section 10A of the Exchange Act. Our Board has determined that Mr. Roszak, Mr. Baribault and Mr. Tashjian each qualify as an “audit committee financial expert,” as defined in the rules and regulations of the SEC and NASDAQ. In addition, Mr. Roszak, Mr. Baribault, Ms. Harris and Mr. Tashjian have the past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in their financial sophistication.

The functions of the Audit Committee and its activities during fiscal year 2020 are described below under the heading “Report of the Audit Committee.”

The Board established the Audit Committee in May 2006 and adopted a written charter for the Audit Committee in June 2006. The Audit Committee reviewed and assessed the adequacy of the charter in September 2020. The Audit Committee charter was most recently amended in September 2019 to add cybersecurity to the Audit Committee’s oversight responsibilities. A copy of the Audit Committee Charter is available free of charge on the “Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Audit Committee met four times in fiscal year 2020.

Compensation Committee. The Compensation Committee consists of Ms. Harris, as Chair, Mr. Baribault, Mr. Roszak and Mr. Tashjian, each of whom is an independent director under NASDAQ Stock Market Rules and Section 10A of the Exchange Act. The purposes of the Compensation Committee are to determine and approve the goals, objectives and compensation structure for our executive officers and to review the performance of our executive officers and the Company’s management resources, succession planning and development activities.

The Board established the Compensation Committee in May 2006. The Compensation Committee adopted its charter in February 2007. The Compensation Committee reviews its charter annually and recommends to the Board any changes to the charter it believes are warranted. The Compensation Committee amended its charter in June 2011 and October 2013. The October 2013 amendments provided that each member of the Compensation Committee must be “independent” with the meaning of SEC and NASDAQ Stock Market Rules, that committee member independence must be evaluated from a variety of factors, including committee member compensation sources and affiliation with the Company and that the Company’s chief executive officer may not be present during voting or deliberations concerning his compensation. The June 2011 amendments to the charter provided that each member of the Compensation Committee must be independent within the meaning of NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Exchange Act, and that prior to selection of an executive compensation advisor, the Compensation Committee must evaluate the independence of the executive compensation advisor by considering the factors identified by the SEC necessary to determine the executive compensation advisors are independent. A copy of the Compensation Committee Charter is available free of charge on the “Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Compensation Committee met six times in fiscal year 2020.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Mr. Tashjian, as Chair, Ms. Harris and Mr. Roszak. The Board has determined that each member of the Nominating and Governance Committee qualifies as “independent” within the meaning of NASDAQ Stock Market Rules and Section 10A of the Exchange Act. The Nominating and Governance Committee is responsible for certain matters, which include reviewing the size and composition of the Board, overseeing the selection of persons to be nominated to serve on our Board, maintaining and overseeing the corporate governance of the Company, assuring that the Board conducts an annual self-evaluation and periodically reviewing the Company’s succession plans.

The Board established and adopted a written charter for the Nominating and Governance Committee in January 2006 and amended its charter in September 2009. A copy of the Nominating and Governance Committee Charter is available free of charge on the “Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Nominating and Governance Committee met one time in fiscal year 2020.

Composition of the Board and Review of Director Nominees

The Nominating and Governance Committee periodically assesses and makes recommendations to the Board concerning the size and composition of the Board. The Nominating and Governance Committee seeks to achieve a balance of diverse knowledge, experience and capabilities on the Board. The committee is responsible for identifying and assessing potential director candidates from directors, management and stockholders. The Nominating and Governance Committee recommends qualified candidates to the Board.

Stockholders’ nominees for director must be delivered to the Company in writing and include the written consent of and background information concerning the nominee sufficient for the Nominating and Governance Committee to evaluate the candidate’s qualifications. Stockholder nominees for director must be delivered pursuant to all of the requirements described in the paragraphs below and the section of this Proxy Statement entitled “Stockholder Recommendations for Board Nominees.” When considering candidates for director, the Nominating and Governance Committee takes into account a number of factors, including the following:

•	Ethics and integrity;

•	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director;

•	Excellent moral character and reputation;

•	Industry knowledge, contacts and network of potential clients in industries served by the Company;

•	Ability to be responsible and fair-minded;

•	Prior experience, including service on boards of directors;

•	Senior-level management experience;

•	Whether the candidate has a background that would provide diversity to the Board; and

•	Possession of specific skills in auditing, accounting, personnel and finance.

Candidates need not possess all of these characteristics, nor are all of these factors weighed equally.

The Nominating and Governance Committee periodically determines whether any vacancies on the Board are expected. If vacancies are anticipated or arise, or the size of the Board expands, the Nominating and Governance Committee will consider potential candidates for director. Candidates may come to the attention of the Board through current Board members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates for directors proposed by stockholders who follow the proper procedures in submitting the recommendation. The Board will consider candidates recommended by stockholders using the same criteria it applies to candidates recommended by directors. To be considered for election at an annual meeting, the recommendation must be submitted not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The recommendation must be in writing and addressed to the Secretary and must include the following: (i) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding each of the factors listed above (other than the factor regarding board size and composition) sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (v) a statement detailing any relationship between the candidate and any competitor of the Company; (vi) detailed information about any relationship or understanding between the writer and the candidate; and (vii) a statement that the candidate is willing to be considered and is willing to serve as a director if nominated and elected.

Compensation Committee Interlocks and Insider Participation

No person who served on the Compensation Committee in fiscal year 2020 was, during the year or previously, an officer or employee of the Company or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Mr. Marrero has served as the President of Main St. Personal Finance, Inc. until September 2020, a company controlled by Ronald F. Valenta. Mr. Valenta has the power to set Mr. Marrero’s incentive compensation. No other interlocking relationship exists between any member of the Board and any member of any other Company’s Board or compensation committee.

Review and Approval of Transactions with Related Persons

The Company has not adopted a formal written policy regarding transactions with related persons. The Company’s Code of Ethics for Directors, Officers and Employees (“Code of Ethics”) requires the disclosure of all potential conflicts of interest. Delaware law in turn requires that each director or officer disclose to the Board all material facts relating to such director’s or officer’s relationship or interest in a proposed contract or transaction and that a majority of the Board, with any interested director abstaining, approve the contract or transaction in good faith.

The Board is responsible for reviewing any proposed transaction with related persons. The Board considers all relevant information in deciding whether to approve or reject a transaction with a related person. Information relating to transactions between the Company and related persons is set forth in “Transactions with Related Parties.”

Communication with the Board Directors

Stockholders may communicate with the Board in writing by mail delivered to the following address: General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary. All notices and communications received in writing will be distributed to the Chairman of the Board, the Lead Independent Director and, if applicable, the chairman or chair of the appropriate Board committee.

Code of Ethics

The Company’s Code of Ethics applies to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics sets forth the guiding principles by which the Board, officers and employees operate the Company’s businesses. The Code of Ethics is posted on our Internet website at www.generalfinance.com under the “Governance” section.

We will provide a copy of the Code of Ethics upon written request delivered to General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary.

Compensation of Non-Employee Directors

We currently have five non-employee directors who qualify for compensation. In fiscal year 2020 the five non-employee directors received the cash compensation and annual award of restricted stock shown below in the table below entitled “Fiscal Year 2020 Non-Employee Director Compensation.”

Cash Compensation

In June 2018, the Compensation Committee approved a schedule of cash compensation of our non-employee directors effective July 1, 2018. The following table summarizes the schedule of compensation of our non-employee directors (directors who also serve as officers receive no additional compensation for their services as directors). In addition to the compensation set forth below, each director is also eligible for reimbursement of reasonable expenses incurred in connection with the director’s services.

Annual Retainer—Non-Employee Directors	$60,000
Lead Independent Director	20,000
Additional Annual Retainer—Audit Committee Chair	12,000
Additional Annual Retainer—Compensation Committee Chair	10,000
Additional Annual Retainer—Nominating and Governance Committee Chair	6,000
Special Meeting Attendance Fee	1,500

The annual retainers are payable in advance in quarterly installments. Fees to directors are paid for special meetings other than regular meetings of the Board and committees.

Annual Award of Restricted Stock

Each non-employee director, except for Mr. Trussler and Mr. Valenta, received an annual award of $60,000 in restricted stock that vests on the first anniversary of the date of grant if the director continues to serve on the Board.

The following table sets forth information regarding compensation earned during fiscal year 2020. Employee directors do not receive any compensation for service on the Board.

Fiscal Year 2020 Non-Employee Director Compensation

Name	Annual Retainer(1)	Lead Independent Director	Committee Chair Fees	Committee Meeting Fees	Total Cash Fees	Stock Awards(1)	Total
James B. Roszak	$60,000	$20,000	$12,000	$12,000	$104,000	$60,000	$164,000
Manuel Marrero	60,000	—	—	—	60,000	60,000	120,000
Susan L. Harris	60,000	—	10,000	12,000	82,000	60,000	142,000
Larry D. Tashjian	60,000	—	6,000	12,000	78,000	60,000	138,000
William H. Baribault	60,000	—	—	12,000	72,000	60,000	132,000

(1)

On December 5, 2019, each non-employee director, except for Mr. Trussler and Mr. Valenta, was granted 5,597 non-vested equity shares, or restricted stock, with an aggregate value of $60,000 as of the date of grant based on the NASDAQ closing price of $10.72 per share. These non-vested equity shares vest one year from the date of grant if the director continues to serve on the Board.

Stock Ownership Guidelines

In December 2013 the Board adopted stock ownership guidelines. The guidelines recommend that within four years of their adoption each non-employee director acquire Company common stock with an aggregate fair market value equal to or greater than four times the annual cash retainer, not including committee cash retainers, received by each non-employee Company director. As of October 22, 2020, each non-employee director owned more Company common stock than is required by the Company’s stock ownership guidelines.

Director Attendance at Annual Meetings

We have scheduled a board meeting in conjunction with our Annual Meeting and expect that our directors will attend, absent a valid business or personal reason not to attend.

PROPOSAL 1:

ELECTION OF DIRECTORS

(Item Number 1 on the Proxy Card)

Background

Pursuant to our Amended and Restated Certificate of Incorporation, the Board must consist of no less than three members, the exact number of which is determined from time to time by the Board, divided into three classes designated Class A, Class B and Class C, respectively. As of the Annual Meeting, the number of directors will be fixed at eight.

The terms of the Class A directors will expire as of the annual meeting of stockholders in 2022, the terms of the Class B directors will expire as of the annual meeting of stockholders in 2020 and the terms of the Class C directors will expire as of the annual meeting of stockholders in 2021. Upon expiration of the terms of the directors of each class as set forth above, the terms of their successors in that class will continue until the end of their terms and until their successors are duly elected and qualified.

The Board has nominated three Class B directors, James B. Roszak, Susan L. Harris and Jody E. Miller, for re-election by the stockholders. If a nominee is unable to serve or for good cause will not serve, your proxy holders may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board may fill the vacancy until the next Annual Meeting.

Information Concerning the Nominees and Continuing Director

The following information is provided regarding the nominees and the continuing directors:

Name	Age	Director Since	Term to Expire
Nominees—Class B Directors:
James B. Roszak (Lead Independent Director)	79	2005	2020
Susan L. Harris	63	2008	2020
Jody E. Miller	53	2017	2020
Class C Directors:
Ronald F. Valenta (Chairman)	61	2005	2021
William H. Baribault	75	2015	2021
Larry D. Tashjian	67	2014	2021
Class A Directors:
Manuel Marrero	62	2005	2022
Douglas B. Trussler	49	2017	2022

Nominees

Each nominee is a current director has consented to serve as a director. The Board has no reason to believe that the nominees will be unable to serve as directors. If any nominee is unable to serve or should a vacancy occur before the Annual Meeting, the Board may designate a substitute nominee. If a substitute nominee is named, your shares will be voted in favor of the election of the substitute nominee designated by the Board.

James B. Roszak has been a director since November 2005 and our Lead Independent Director since June 2014. Mr. Roszak was employed by the Life Insurance Division of Transamerica Corporation, a financial services organization engaged in life insurance, commercial lending, equipment leasing and real estate services, from 1962 until his retirement in 1997. From 1978 to 1988 Mr. Roszak was based in Toronto, Canada and during that time served as the President and Chief Executive Officer of Transamerica’s life insurance operations in Canada. In 1988 Mr. Roszak returned to the U. S. Life insurance operations as the Chief Marketing Officer and was subsequently named President, the capacity in which he served until his retirement. Mr. Roszak also served on the board of directors of buy.com, an Internet retailer and NASDAQ-listed company and also served as its interim Chief Executive Officer from February 2001 to August 2001 when it was taken private. He was also a director of National RV Holdings from June 2003 until July 2008. He is currently a member of the Board of Trustees of Chapman University where he is the Chairman of the Finance Committee. Our board benefits from Mr. Roszak’s management and board experience and deep knowledge of finance, accounting, international business, operations and risk management.

Susan L. Harris has been a director since 2008 and the Chair of the Compensation Committee since February 2016. Ms. Harris served as a director of portable storage companies Mobile Services Group, Inc. and Mobile Storage Group, Inc. from May 2004 to August 2006 and from May 2002 to August 2006, respectively. Ms. Harris retired from SunAmerica Inc., a NYSE-listed financial services company, where she served in a variety of positions between 1985 and 2000, including her most recent position as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining SunAmerica Inc., Ms. Harris worked for the law firm of Lillick, McHose and Charles, specializing in corporate and securities law. Ms. Harris brings to our Board broad legal experience and knowledge of the portable storage industry that provide the Board with key perspectives in corporate governance, legal matters and portable storage.

Jody E. Miller was elected as a member of the Board in December 2017 and was appointed as the Chief Executive Officer in January 2018. Mr. Miller has served as our President since January 2017 and General Finance Corporation Executive Vice President from June 2015 to January 2017. Since July 2017, Mr. Miller has also served as the President of Southern Frac LLC, the Chief Executive Officer of GFN Manufacturing Corporation and GFN North America Corp. and the Chief Executive Officer of Lone Star Tank Rental Inc. Mr. Miller has also served as the Chief Executive Officer of GFN North America Leasing Corporation since June 2016. Mr. Miller has served as director of GFN Manufacturing Corporation, Lone Star Tank Rental Inc., GFN North America Leasing Corporation, GFN U.S. Australasia Holdings, Inc. and Royal Wolf Holdings Limited since June 2014, September 2014, June 2016, June 2016 and July 2016, respectively. Mr. Miller served as a consultant to GFN Manufacturing Corporation from May 2013 to June 2015. Mr. Miller has over 25 years of experience in the equipment rental industry, including five years at Mobile Mini, Inc. as Executive Vice President and Chief Operations Officer, five years at Mobile Storage Group, Inc. as Senior Vice President and fifteen years at RSC Holdings, Inc. where he held many positions including Regional Vice President for seven years. Mr. Miller is a 1990 graduate of Central Missouri State University.

Continuing Directors

William H. Baribault has been a director since December 2015. Mr. Baribault has served on the Audit Committee and Compensation Committee since December 2016. Mr. Baribault has served as the chief operating officer and president of the Richard Nixon Foundation from 2014 to the present. Mr. Baribault has also served as an independent trustee of the American Funds from 2009 to the present and as a principal of Oakwood Enterprises, a private investment and consulting firm, from 1998 to the present. Mr. Baribault’s broad range of experience, including manufacturing, retail sales, expansion of product portfolios and acquisition strategies provide the Board with important perspectives in those areas.

Larry D. Tashjian has served as a director since February 2014 and the chair of the Nominating and Governance Committee since February 2016. He is the founder, President and CEO of CAM Capital Advisors, an opportunistic, valued-based manager in all asset classes. Prior to starting CAM Capital Advisors, he was Chief Executive Officer of Provident Investment Counsel (“PIC”), a Pasadena-based investment company that specializes in growth stocks. During his time with PIC (1981—2005), Mr. Tashjian was an integral part of the company’s growth. In 1995, he was intimately involved in the sale of PIC to United Asset Management, a New York Stock Exchange-listed company. He would go on to serve on its board of directors. Near the end of 2000, United Asset Management was acquired by Old Mutual PLC. Prior to joining PIC, Mr. Tashjian worked for the Bank of America, both in retail banking and corporate finance, and his professional career in investment management spans over 30 years. Mr. Tashjian’s other professional activities have included directorships at Bavarian Specialty Food Products, Southland Title Corporation, Lineage Capital Partners, S & S Portable

Services and PGP Capital Advisors. He also currently serves as Chairman of Investment Managers Series Trust II, a multiple series trust investment company. In 2001, Mr. Tashjian helped found Professional Business Bank in Pasadena, California, which was initially sold to Belvedere Capital Management in 2005 and maintained his involvement with Professional Business Bank through continued board participation until the bank was ultimately sold again in late 2010. During this period of time, he served on the audit committee and chaired both the compensation and loan committees. Mr. Tashjian’s business and capital markets knowledge provide the Board with unique insights.

Ronald F. Valenta has served as a director since our inception and was appointed Executive Chairman of the Board on January 1, 2018. Mr. Valenta served as the Chairman of the Board since June 2014 and as the Chief Executive Officer from inception to December 31, 2017. Mr. Valenta has served as the chairman of General Finance Group, Inc. since 2008. From 1988 to 2003 Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded. From 2003 to 2006 Mr. Valenta was a founding director of the National Portable Storage Association, a storage industry non-profit organization. From 1985 to 1989, Mr. Valenta was a Senior Vice President of Public Storage, Inc. From 1980 to 1985, Mr. Valenta was employed by the accounting firm of Arthur Andersen & Co. in Los Angeles. Mr. Valenta’s experience in the portable storage industry, his financial and accounting background and the knowledge he acquired in managing diverse businesses provide the Board with key insights.

Manuel Marrero has been a director since November 2005, and Mr. Marrero served as a director of Royal Wolf Holdings Limited from October 2014 to October 2017. Since March 2009 Mr. Marrero has served as the Chief Executive Officer of the specialty finance companies of General Finance Group, Inc. and until September 2020 as the President of Main St. Personal Finance, Inc., companies controlled by Ronald F. Valenta]. From January 2004 to March 2009, Mr. Marrero worked as a financial and operations management consultant with several companies, principally focused in consumer products brand management. From May 2002 until January 2004, Mr. Marrero served as the Chief Financial Officer of Mossimo, Inc., a designer and licensor of apparel and related products. From 1999 to 2001, Mr. Marrero was the Chief Operating Officer and Chief Financial Officer of Interplay Entertainment Corp., a developer, publisher and distributor of interactive entertainment software, and from 1996 to 1999 Mr. Marrero served as the Chief Financial Officer of Precision Specialty Metals, Inc., a light gauge conversion mill for flat rolled stainless steel and high performance alloy. Mr. Marrero has served on the boards of directors of Interplay OEM, Inc., Shiney Entertainment, Inc., Seed Internet Ventures, Inc., L.A. Top Producers, LLC, Friends of Rancho San Pedro and Tree People. Mr. Marrero’s business experiences and entrepreneurial accomplishments assist the Board in shaping the Company’s strategy and growth.

Douglas B. Trussler was elected as a director in December 2017. Mr. Trussler has served as a founding partner and investment committee member of Bison Capital Partners since 2001. From 1995 to 2000 Mr. Trussler served as a principal of Windward Capital Partners. Mr. Trussler graduated from the Richard Ivey School of Business Administration in 1993. Mr. Trussler’s experience includes capital markets fund raising, deal sourcing, mergers and acquisition due diligence and structuring and exit strategy execution.

Vote Required

The three nominees for Class B director receiving the highest number of “FOR” votes, or a plurality, of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the three Class B directors will be elected as the three Class B directors. If you do not vote for a nominee, or you withhold authority to vote for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

The persons appointed by the Board as proxies intend to vote for the election of the Director nominees, unless you indicate otherwise on the proxy or voting instruction card.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item Number 2 on the Proxy Card)

Background

The Audit Committee selected Crowe LLP as our independent auditors for fiscal year ending June 30, 2021, or fiscal year 2021. We are asking the stockholders to ratify this selection. We expect a representative from Crowe LLP to participate in the Annual Meeting and the Crowe LLP representative will have the opportunity to make a statement if desired and to respond to appropriate questions by stockholders.

Aggregate fees billed to us by Crowe LLP for professional services rendered with respect to our fiscal year ended June 30, 2020, or fiscal year 2020, and our fiscal year ended June 30, 2019, or fiscal year 2019, were as follows:

	2020	2019
Audit Fees	$777,554	$621,044
Audit-Related Fees	428,386	201,193
Tax Fees	—	—
All Other Fees	—	—

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements, including those in our Annual Report on Form 10-K and local statutory audit requirements and reviews of our Quarterly Reports on Form 10-Q. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees for tax compliance, tax advice and tax planning.

The policy of the Audit Committee is that it must approve in advance all services (audit and non-audit) to be rendered by the Company’s independent auditors. The Audit Committee approved in advance the engagement of Crowe LLP for services in fiscal year 2019 and fiscal year 2020.

Vote Required

The ratification of the selection of Crowe LLP requires the affirmative vote of the holders of a majority of the number of shares present or represented by proxy and entitled to vote on this proposal. Abstentions will be counted as if voted “against” this proposal. If the stockholders do not ratify the selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent auditors for fiscal year 2021. Because of the difficulty and expense of substituting accounting firms, it is the intention of the Audit Committee that the appointment of Crowe LLP for fiscal year 2021 will stand unless, for a reason other than the adverse vote of the stockholders, the Audit Committee deems it necessary or appropriate to make a change. The Audit Committee also retains the power to appoint another independent auditor at any time or from time to time if it determines it is in our best interests.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2021.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K filed with the SEC and the unaudited financial statements included with Quarterly Reports on Form 10-Q filed with the SEC.

The Audit Committee met and discussed with management and the independent auditors the matters required to be discussed under the rules and standards of the Public Company Accounting Oversight Board (“PCAOB”). These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, the reasonableness of the significant judgments and management decisions made in developing the financial statements and the testing and evaluation of the system of internal control over financial reporting. In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and has received the written letter required by the PCAOB from the independent auditors.

The Audit Committee also met and discussed with the independent auditors the overall scope and objectives of the audit, the Company’s critical accounting policies and the specific results of the audit. Management was present at all or some part of each of these meetings.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is neither the Committee’s duty nor responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not be, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, consultations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Respectfully Submitted,

James B. Roszak, Chairman

Susan L. Harris

William H. Baribault

Larry D. Tashjian

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 22, 2020, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
Name	Number of Shares(1)	Percent of Class(1)
Directors and Executive Officers
Ronald F. Valenta(2)(3)	4,763,741	15.7%
James B. Roszak(2)(4)	134,701	(*)
Larry D. Tashjian(2)(5)	252,015	(*)
Manuel Marrero(2)(6)	165,106	(*)
Susan L. Harris(2)(7)	70,481	(*)
William H. Baribault(2)(8)	42,704	(*)
Douglas B. Trussler(9)(10)	1,235,294	4.1%
Charles E. Barrantes(2)(11)	491,250	1.6%
Christopher Wilson(2)(12)	443,352	1.5%
Jeffrey Kluckman(2)(13)	323,788	1.1%
Neil Littlewood(14)	112,602	(*)
Theodore M. Mourouzis(15)(16)	568,678	1.9%
Jody M. Miller(2)(17)	480,991	1.6%
All executive officers and directors as a group (twelve persons)	9,084,703	29.1%
5% Stockholders
Olowalu Holdings, LLC(18)	2,438,224	8.1%
2863 S. Western Avenue Palos Verdes, California 90275
Neil Gagnon(19)	3,731,422	12.4%
1370 Avenue of the Americas, Suite 2400 New York, New York 10019
Ronald L. Havner, Jr.
and Lee Ann R. Havner(20)	5,578,100	18.5%
c/o Karl Swaidan Hahn & Hahn LLP 301 East Colorado Boulevard, Suite 900 Pasadena, California 91101

(1)

Based on 30,175,225 shares of common stock outstanding as of October 22, 2020. In accordance with the rules of the SEC, a person is deemed to be the beneficial owner of shares that the person may acquire within the following 60 days (such as upon exercise of options or warrants or conversion of convertible securities). These shares are deemed to be outstanding for purposes of computing the percentage ownership of the person beneficially owning such shares but not for purposes of computing the percentage of any other holder.

(2)	Business address is General Finance Corporation, 39 East Union Street, Pasadena, California 91103.
(3)

Includes 4,603,741 shares owned and 160,000 shares that may be acquired upon exercise of options owned by GF Group Holdings, Inc., a corporation over which Mr. Valenta exercises voting and investment control. 995,573 of these shares are pledged to secure the repayment of two loans and a charitable gift.

(4)	Includes 125,701 shares owned (including 5,597 restricted shares) and 9,000 shares that may be acquired upon exercise of options.

(5)

Includes 188,068 shares owned (including 5,597 restricted shares), 13,500 shares owned by Mr. Tashjian’s children over which Mr. Tashjian exercises investment power, 30,000 shares owned by a family limited partnership and 20,447 shares owned by a family trust.

(6)	Includes 156,106 shares owned (including 5,597 restricted shares) and 9,000 shares that may be acquired upon exercise of options.
(7)	Includes 61,481 shares owned (including 5,597 restricted shares) and 9,000 shares that may be acquired upon exercise of options.
(8)	Consists of 42,705 shares owned (including 5,597 restricted shares).
(9)	Business address is Bison Capital, 233 Wilshire Boulevard, Suite 425, Santa Monica, California 90401.
(10)

Consists of 1,235,294 shares owned by Bison Capital Partners V, L.P. and Bison Capital Partners V-A, L.P. (with 1,130,566 shares owned by Bison Capital Partners V, L.P. and 104,728 shares owned by Bison Capital Partners V-A, L.P.). Mr. Trussler is a managing member of the general partner of Bison Capital Partners V, L.P. and Bison Capital Partners V-A, L.P.

(11)	Includes 186,250 shares (including 38,332 restricted shares) owned and 305,000 shares that may be acquired upon exercise of stock options.
(12)	Includes 138,352 shares (including 33,832 restricted shares) owned and 305,000 shares that may be acquired upon exercise of stock options
(13)

Includes 148,788 shares (including 38,333 restricted shares owned and 175 shares owned by Mr. Kluckman’s child living in his residence) and 175,000 shares that may be acquired upon exercise of stock options.

(14)	Business address is Level 3, 1-3 Merriwa Street, Gordon, New South Wales, Australia 2072
(15)	Business address is 9155 Harrison Park Court, Indianapolis, Indiana 46216.
(16)	Includes 481,272 shares owned (including 16,666 restricted shares and 2,819 shares owned by Mr. Mourouzis’ minor children) and 87,406 shares that may be acquired upon exercise of stock options.
(17)	Includes 480,991 shares owned (including 121,957 restricted shares).
(18)

Information is based upon Amendment No. 4 to Schedule 13G filed on January 19, 2018. Olowalu Holdings, LLC (“Olowalu”), is a Hawaiian limited liability company, of which Rick Pielago and Marc Perez are the managers. Olowalu shares voting and investment power as to all of the shares shown with U.S. Commonwealth Life A.I., a Puerto Rican company, and the Ronald Valenta Irrevocable Life Insurance Trust No. 1, a California trust, of which Mr. Pielago is trustee. The Ronald Valenta Irrevocable Life Insurance Trust No. 1 is an irrevocable family trust established by Ronald F. Valenta in December 1999 for the benefit of his wife at the time, any future wife, and their descendants. Mr. Valenta, himself, is not a beneficiary of the Trust, and neither he nor his wife or their descendants has voting or investment power, or any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by the Trust. Mr. Pielago and Mr. Perez may be deemed to be the control persons of Olowalu, and Mr. Pielago may be deemed to be the control person of the Ronald Valenta Irrevocable Life Insurance Trust No. 1.

(19)	Information is based upon Amendment No. 4 to Schedule 13G filed on February 13, 2020.
(20)

Information is based upon Amendment No. 14 to Schedule 13D filed on August 26, 2020. The shares shown consist of 2,971,600 shares owned by the Havner Family Trust, 2,000 shares held by Ronald L. Havner, Jr., 9,500 shares owned by Lee Ann Havner and 2,595,000 shares owned by JCS Ventures II, LLC, a limited liability company of which Mr. Havner and Mrs. Havner act as managers.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports with the SEC on changes in their beneficial ownership of common stock and to provide us with copies of the reports. Based solely upon our review of the forms furnished to us and written representations from certain reporting persons, we believe that in fiscal year 2020 our directors and officers who are subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, met all applicable filing requirements.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933, as amended (“Securities Act”), or the Securities Exchange Act of 1934, as amended (“Exchange Act”), that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2020 Proxy Statement. Based on our review and discussion, we have recommended to the Board that the following Compensation Discussion and Analysis be included in the Company’s 2020 Proxy Statement.

Compensation Committee

Susan L. Harris (Chair)

William Baribault

James B. Roszak

Larry D. Tashjian

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

This Compensation Discussion and Analysis reviews the Company’s executive compensation program for fiscal year 2020.

The Company’s executive compensation program aligns the interests of our executive officers with the interests of our stockholders. The Company’s executive compensation program does so by establishing short-term and long-term and strategic goals to increase stockholder value and by rewarding the achievement by executive officers of those goals. The Compensation Committee periodically reviews and makes recommendations with respect to the adoption and implementation of equity-based and non-equity based compensation plans for executive officers. We therefore structure the compensation of our executive officers to reward the achievement of the strategic goals that drive stockholder value.

Say-on-Pay and Frequency of Say-on Pay Advisory Votes

The Company held its initial advisory vote on executive compensation at its December 2013 annual stockholder meeting at which time a non-binding, advisory vote on executive compensation was approved with approximately 98.6% of the stockholders who voted on the proposal approving the compensation of our Named Executive Officers. At the same December 2013 annual meeting of stockholders, we held our first advisory vote on the frequency of future advisory votes on executive compensation. The Company’s stockholders voted to hold triennial votes on executive compensation.

At our December 2016 annual meeting of stockholders we held our second advisory vote on executive compensation and our second advisory vote on the frequency of future advisory votes on executive compensation. The December 2016 non-binding, advisory vote on executive compensation was approved with approximately 99.2% of the stockholders who voted on the proposal approving the compensation of our Named Executive Officers. The Company’s stockholders also voted in December 2016 to hold a triennial vote on executive compensation.

At our December 2019 annual meeting of stockholders we held our third advisory vote on executive compensation and our third advisory vote on the frequency of future advisory votes on executive compensation. The December 2019 non-binding, advisory vote on executive compensation was approved with approximately 98.5% of the stockholders who voted on the proposal approving the compensation of our Named Executive Officers. The Company’s stockholders also voted in December 2019 to hold a triennial vote on executive compensation.

Executive Compensation Program

The Compensation Committee of the Board is responsible for the establishment and development of the Company’s compensation philosophy. The Compensation Committee establishes, implements and monitors the structure of the Company’s executive compensation program.

The Compensation Committee designs the executive compensation program to achieve the following key goals:

•	Reinforce the business strategy;

•	Balance rewards that address both short-term and long-term strategic objectives;

•	Motivate executives to deliver a high degree of business performance without encouraging unnecessary risk taking;

•	Align executives’ interests with the stockholders’ interests; and

•	Attract and retain talented executives whose skills and achievements will increase stockholder value.

The Compensation Committee determines the structure and amount of all executive officer compensation, including grants of equity and non-equity compensation, after receiving recommendations from management and input from its independent compensation consultant, Semler Brossy Consulting Group, LLC.

The Compensation Committee believes the structure and implementation of the executive compensation program in fiscal year 2020 implemented its compensation philosophies. Each executive’s fiscal year plan consists of financial incentives based upon the achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets and individualized key performance indicators. In fiscal year 2020 EBITDA-based targets constituted a meaningful portion of each executive’s incentive plan: no less than 56.3% of the potential annual bonus for our chief executive officer, 50% of the potential bonus for our chief financial officer, 40% of the potential annual bonus of the president and chief executive officer of Pac-Van, Inc. (“Pac-Van”) and 60% of the potential annual bonus of our chief executive officer of GFN Asia Pacific Holdings Limited (“Royal Wolf”). The remaining non-equity, performance-based incentive compensation for these executives was based on the attainment of key performance indicators created for each executive. The Compensation Committee believes this compensation program structure focuses the executive team on increasing revenues and profitability, a key element of the Company’s business strategy.

The Compensation established key performance indicators in fiscal year 2020 for our chief executive officer that reinforced our business strategy. Other non-financial objectives of performance-based incentive compensation of our chief executive officer and president included reducing the Company’s senior secured indebtedness, working with the Company’s operating units to assure best practices and synergies between operating units, regularly attending operating unit meetings, meeting sales and marketing goals, mentoring and training members of the senior management team, meeting with investors and analysts, attending investor conferences and earnings conference calls, overseeing the information technology consolidation plan, reducing stale inventory and implementing an enterprise financial management system.

The Compensation Committee believes that the compensation plans of Lone Star Tank Rental Inc. (“Lone Star”), Pac-Van, Royal Wolf and Southern Frac, LLC (“Southern Frac”), and the risks taken by their respective management teams to meet compensation plan goals, do not vary significantly between the four businesses.

The Compensation Committee also believes that compensation plans and practices of the Company, Lone Star, Pac-Van, Royal Wolf and Southern Frac do not create risks that are reasonably likely to have a material adverse effect on the Company. For fiscal year 2020, non-equity, performance-based compensation goals established by the Compensation Committee were based upon a variety of metrics, which include EBITDA, and key performance indicators. These objectives and metrics require executives to consider a variety of operating results in pursuing their compensation goals. The Compensation Committee believes that the structure of the non-equity, performance-based compensation emphasizes long-term results, thereby reducing the risk that executives would take undue risk to achieve short-term goals. The Compensation Committee therefore believes the structure of the compensation plans for annual bonuses and the vesting of equity awards stock do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation.

For the fiscal year 2020, the principal components of compensation for the President and Chief Executive Officer (principal executive officer), Chief Financial Officer (the principal financial officer) and the other three most highly compensated executive officers, or collectively the Named Executive Officers, were:

1.	Annual base salary;

2.	Non-equity performance-based annual incentive compensation; and

3.	Long-term equity incentive compensation.

Base Salaries. Annual base salaries provide executive officers with a minimum level of cash compensation. We establish base salaries at levels so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual incentive compensation). Base salaries are set based on factors, as applicable, that include whether a salary level is competitive with comparable companies, the recommendations of Mr. Miller for the other Named Executive Officers and the business judgment of the members of the Compensation Committee, as discussed further below.

Bonuses. Annual cash bonuses are designed to reward our executive officers, including each of the Named Executive Officers and certain employees, for achievement of financial and operational goals and individual performance objectives to enable us to meet long and short-term goals. In fiscal year 2020 the objectives related to financial metrics, such as EBITDA goals, and the achievement of other corporate, operational and financial goals. These goals and bonuses are determined annually at the discretion of the Compensation Committee in consultation with Mr. Miller.

Equity-Based Compensation. Equity awards of stock options and restricted stock are long-term incentives designed to reward long-term growth in the stockholder value. Stock option and restricted stock awards assist in the retention of executives because they are not exercisable at the time of grant and achieve their maximum value only if vesting conditions, which include performance goals and continued employment, are met. Stock options have value solely to the extent that the price of our common stock increases over the exercise price set as of the date of grant. The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers stock options and restricted stock.

Stock Option and Restricted Stock Grant Practices

Grants of stock options and restricted stock to all of our executive officers and other employees, including the Named Executive Officers, must be approved by the Compensation Committee, which consists entirely of independent directors. Grants occur only at meetings of the Compensation Committee and such grants are made effective as of the date of the meeting or a future date, as in the case of the hiring of a new employee. Awards of stock options and restricted stock are not timed in coordination with the release of material non-public information. The exercise price of all stock options and restricted stock granted is equal to the closing market price of our common shares on the date of grant so that the executive officer may not profit from the option unless the price of the Company’s common shares increases.

The Compensation Committee determines stock option and restricted stock award levels using their judgment and the recommendations of Mr. Miller, consideration of the importance of an individual’s responsibilities and performance within the Company and equity awards at comparable companies.

Stock options and restricted stock granted by the Compensation Committee also are designed to help us retain executive officers in that stock options and restricted stock are not exercisable at the time of grant and achieve their maximum value only if performance criteria are met or if the executive remains in the Company’s employ for a period of years. All stock options and restricted stock granted to U.S. executive officers and employees in fiscal year 2020 vest ratably over three years based on continued employment while all equity incentives granted to Royal Wolf employees vested 50% ratably over three years based on continued employment and 50% ratably over three years based upon attaining EBITDA goals of Royal Wolf. The Compensation Committee believes that these vesting arrangements align the interests of option holders with stockholders by emphasizing a long-term view of building stockholder value. The Compensation Committee also believes that multi-year vesting reduces the risks that could arise from undertaking initiatives to realize annual EBITDA goals, such as through acquisitions or capital expenditures that could attain short-term goals while adversely effecting long-term stockholder value.

Grants of stock options and restricted stock under the 2009 Plan and the 2014 Plan are subject to the recoupment provisions included in each plan which require each option holder to forfeit all or any portion of an option grant and to reimburse the Company for all proceeds received from exercising stock options and restricted stock if (i) payment, grant or vesting was predicated on the achievement of financial results that were subsequently the subject of a material financial misstatement, (ii) the Board determines the award recipients engaged in fraud or misconduct that caused or partially caused the material financial restatement of the Company or any affiliate and (iii) a lower payment, award or vesting would have occurred based on the financial results.

Role of Executive Officers.

In general, Mr. Miller attends all meetings of the Compensation Committee at which compensation of the other Named Executive Officers or compensation policy is reviewed other than when his compensation is being discussed. Mr. Miller does not vote on items before the Compensation Committee. The Compensation Committee and the Board solicit Mr. Miller’s views on the performance of the executive officers who report to him.

Compensation Surveys.

Each component of compensation we pay to our Named Executive Officers—salary, cash bonuses, stock options and restricted stock—is based generally on the Committee’s assessment of each individual’s role and responsibilities. Consideration of market rates is an additional factor reviewed by the Committee in determining compensation levels. The Compensation Committee engaged Semler Brossy in fiscal year 2015 as its compensation consultants to analyze the Company’s compensation program, to provide a benchmarking analysis which compared the Company’s compensation program to industry peers and comparable companies and to assist with the design and implementation of the Company’s compensation program.

The Compensation Committee also bases its payment of base salary and annual bonuses for Named Executive Officers, other than the chief executive officer, on the attainment of objectives established by the Compensation Committee and based upon recommendations from Mr. Valenta. In establishing individual bonuses for senior executives, the Compensation Committee considers growth in the enterprise value, common stock price, EBITDA and other financial and corporate objectives, together with the executive officer’s contribution to the Company’s growth and profitability.

Compensation of Executives

The Compensation Committee sets the base salaries, bonus and equity compensation for the Named Executive Officers after consideration of benchmarking and other analyses from Semler Brossy, its independent compensation consultant, and recommendations prepared by Mr. Miller. Mr. Miller used information relating to each executive officer’s responsibilities and achievements in accomplishing the corporate objectives set by the Compensation Committee for the previous year, his assessment of the individual performance of each named executive officer and to recommend to the Compensation Committee the annual incentive bonuses for each of the other Named Executive Officers.

The implementation of the executive compensation program underlined our commitment to pay for performance. Executives who achieved annual, long-term and strategic goals received compensation in accordance with their compensation plans, while executives who failed to achieve their goals received compensation corresponding to their performance.

In June 2020, the Compensation Committee considered the Company’s fiscal year 2020 revenues and EBITDA and the recommendations of Mr. Miller with respect to the individual performance of the other Named Executive Officers and the payment of bonuses for fiscal year 2020. The Company did not meet its EBITDA goal for fiscal year 2020. No fiscal year 2020 EBITDA-based bonuses were therefore paid, and the Compensation Committee therefore only considered the completion by the Named Executive Officers of their key performance indicator goals, including certain strategic and operational initiatives, in awarding bonuses for fiscal year 2020.

Based on the review of the Compensation Committee and the consideration of Mr. Miller’s recommendations, the Compensation Committee awarded the following bonuses to the Named Executive Officers for fiscal year 2020.

The Compensation Committee determined that Mr. Miller achieved all of his fiscal year 2020 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Miller a total of $210,000 for achieving those key performance indicators, which included reaching his target for reducing senior secured indebtedness. The Compensation Committee determined that Mr. Barrantes achieved all of his fiscal year 2020 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Barrantes $105,000 for achieving his key performance indicators. The Compensation Committee determined that Mr. Mourouzis exceeded his EBITDA goals and achieved virtually all of his fiscal year 2020 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Mourouzis $66,325 for exceeding his EBITDA target and 93.1% of his key performance indicators, or $75,400. The Compensation Committee determined that Mr. Littlewood partially achieved his EBITDA goals and achieved a portion of his fiscal year 2020 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Littlewood 45% of his EBITDA target, or A$52,866, and 66.9% of his key performance indicators, or A$133,114.

The executive compensation program therefore reflected the Company’s compensation philosophies by paying executive compensation only when the Company’s business goals are met.

The Compensation Committee determined to make increases in the fiscal year 2021 base salaries of Mr. Miller or the Company’s executive officers.

Neither the Committee nor Mr. Miller believe that the fiscal year 2021 goals will require the Named Executive Officers to take risks to achieve their EBITDA goals that are reasonably likely to have a material adverse effect on the Company.

Severance

Pursuant to separate employment agreements with Mr. Valenta, Mr. Barrantes and Mr. Miller, we will make severance payments equal to one year’s salary if such person’s employment is terminated by General Finance without cause or by the employee for good cause, each as defined in their respective employment agreements. Pursuant to employment agreements with Mr. Mourouzis and Mr. Littlewood, we will make a severance payment equal to eight months’ and six months’ salary, respectively, if such person’s employment is terminated by their respective employer without cause or by the employee for good cause, each as defined in their respective employment agreements.

Each of these five employment agreements provide that each executive may be terminated for cause, and General Finance would therefore not be required to pay severance equal to one year’s salary, if such executive breaches his employment agreement, commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust, is convicted of or pleads guilty or no contest to any theft, fraud, breach of fiduciary duty or crime involving moral turpitude or felony, committed acts which give rise to liability for discrimination or harassment, violates directions from the Board or chief executive officer, acts in a manner that harms the reputation of the Company, is found liable of violating securities or other laws, fails to advance or cooperate with any investigation by the Company or misrepresents his experience or employment history.

Each of Mr. Valenta, Mr. Barrantes, Miller and Mourouzis may terminate their employment for good reason and receive severance equal to one year’s salary if the Company reduces their base salary, permanently relocates their place of employment more than 40 miles from their current residence, hires a person to perform the job functions currently performed by such executive or assigns such executive duties beneath the duties they ordinarily perform.

We may also elect to pay six months’ compensation to Mr. Littlewood in lieu of providing six months’ prior notice of termination of his employment.

Clawback Policy

In accordance with the Dodd-Frank, the Compensation Committee has adopted recoupment provisions in the Company’s 2009 Plan, 2014 Stock Incentive Plan, the 2014 Restated Plan and in equity award agreements. The Compensation Committee will adopt an amended clawback policy once the SEC has adopted final rules to implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Perquisites and Other Personal Benefits

Mr. Valenta receives an expense allowance of $30,000 per year, Mr. Miller receives a car allowance of $650 per month for Mr. Miller. Mr. Barrantes, Mr. Mourouzis and Mr. Littlewood are reimbursed for approved expenses but do not have an expense allowance. Other than the foregoing expense and car allowance and paying for the medical, dental and vision insurance of our executive officers, we do not have programs in place to provide personal perquisites for our executive officers.

Mr. Valenta, Mr. Miller and Mr. Barrantes participate in the medical and dental insurance of Lone Star or Pac-Van at the expense of the Company, while Mr. Mourouzis and Mr. Littlewood each pays his own medical and dental insurance premiums. Messrs. Valenta, Mr. Miller and Mr. Barrantes, and Mourouzis are also eligible to participate in the 401(k) retirement plan of Pac-Van, Inc. Royal Wolf contributes to Mr. Littlewood’s retirement plan as required by Australian law. We do not have any other retirement plans under which our executive officers may participate.

Tax & Accounting Considerations

Deductibility of Executive Compensation—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and the three other highest paid employees of a publicly held corporation (other than the chief financial officer). However, while the Compensation Committee considers the tax deductibility of compensation, the Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Accounting for Stock-Based Compensation. For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. FASB ASC Topic 718 requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date. For a discussion of valuation assumptions used in the calculation of these amounts for fiscal year 2020, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Equity Plans,” of the Notes to Consolidated Financial Statements included in our 2020 Annual Report filed with the SEC on September 10, 2020.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted,

Compensation Committee

Susan L. Harris (Chair)

William H. Baribault

James B. Roszak

Larry D. Tashjian

Summary Compensation Table

The following table contains summary compensation information of the following executive officers, or our “Named Executive Officers,” for fiscal years 2020, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(2)	All Other Compensation(5)	Total
Ronald F. Valenta	2020	$240,000	$185,000	$—	$—	$30,000	$455,000
Executive Chairman of the Board(4)(6)(7)	2019	240,000	185,000	—	—	30,730	455,730
	2018	332,500	392,500	—	—	39,228	764,228

Jody E. Miller	2020	$425,000	$210,000	$583,738	$—	$11,113	$1,229,851
President and Chief	2019	400,000	429,500	334,997	—	10,871	1,175,368
Executive Officer(4)(7)	2018	335,000	405,800	335,005	—	6,780	1,082,585

Charles E. Barrantes	2020	$309,000	$105,000	$209,100	$158,500	$60,509	$842,109
Chief Financial Officer and	2019	300,000	195,700	79,600	251,200	3,025	829,525
Executive Vice President(4)(6)	2018	280,000	278,400	55,000	251,200	14,995	879,595

Theodore M. Mourouzis	2020	$274,231	$141,725	$69,700	$—	$3,289	$488,945
Chief Executive Officer and	2019	264,615	134,875	79,600	—	3,025	482,115
President, Pac-Van, Inc.(4)	2018	259,615	126,900	—	—	2,892	389,407

Neil R. Littlewood	2020	$328,986	$124,867	$131,190	$—	$—	$585,043
Chief Executive Officer,	2019	334,160	143,490	134,658	—	—	612,308
Royal Wolf(1)(3)	2018	352,023	313,485	742,070	—	—	1,407,578

(1)	Australian dollar to U.S. dollar exchange rates used were 0.6714 for fiscal year 2020, 0.7155 for fiscal year 2019 and 0.7411 for fiscal year 2018.
(2)

The amounts shown are derived from the amounts of compensation expense recognized by us relating to the grants of stock options, as described in FASB ASC Topic 718. For a discussion of valuation assumptions used in the calculation of these amounts, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Equity Plans,” of the Notes to Consolidated Financial Statements included in the 2020 Annual Report.

(3)

Prior to fiscal year 2018, stock awards represented compensation expense recognized for performance rights for Royal Wolf Holdings (“RWH”) capital stock earned under the Royal Wolf Long Term Incentive Plan (“RWH LTI Plan”), which was terminated subsequent to June 30, 2017. For a discussion of the RWH LTI Plan, see Note 9 “Equity Plans” of the Notes to Consolidated Financial Statements included in our 2020 Annual Report. In fiscal year 2018, stock awards also include restricted stock units (“RSU”) which value is computed by the number of shares granted times the closing market price of our common stock on the date of grant. In fiscal year 2018, 2019 and 2020, Mr. Littlewood was granted RSUs that were valued at $742,070, $134,658 and $131,190, respectively, on the date of grant.

(4)	Stock awards represent non-vested equity shares, or restricted stock, which value is computed by the number of shares granted times the closing market price of our common stock on the date of grant.
(5)	All Other Compensation includes 401(k) plan contributions by the employer.
(6)	All Other Compensation includes pay in lieu of vacation in fiscal year 2018 for Mr. Valenta of $22,068 and $57,196 and $12,115 for Mr. Barrantes in fiscal year 2020 and 2018, respectively.
(7)	All Other Compensation includes expense allowance in fiscal year 2020, 2019 and 2018 of $30,000, $30,000 and $15,000, respectively, for Mr. Valenta; and $7,800 in each fiscal year for Mr. Miller.

Plan-Based Awards

The following table provides information concerning each grant of an award made to the Named Executive Officers in fiscal year 2020 under the equity compensation plans.

		Option Awards			Stock Awards
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Shares)	Grant Date Fair Value of Option Awards ($)	All Other Option Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jody E. Miller	6/9/2020	—	$—	$—	83,750	—	$6.97	$583,738	(1)

Charles E. Barrantes	6/9/2020	—	—	—	30,000	—	6.97	209,100	(1)

Theodore M. Mourouzis	6/9/2020	—	—	—	10,000	—	6.97	69,700	(1)

Neil R. Littlewood	2/11/2020	—	—	—	13,824	—	9.49	131,190	(2)

(1)

Amounts reflect the full grant date fair value of each non-vested equity, or restricted stock, award. The number is calculated by multiplying the fair market value of our common stock on the date of the grant by the number of shares awarded. One-third of the restricted stock vests on each of the first three anniversaries of the grant date based upon the named executive officer being employed by us on such dates. The shares of restricted stock subject to these awards are entitled to receive dividends if and when and at the same rate that would be paid to all of our common stockholders.

(2)

Amounts reflect the full grant date fair value of each RSU award. The number is calculated by multiplying the fair market value of our common stock on the date of the grant by the number of shares awarded. One-half of the RSU awarded vest on each February 11th of 2021, 2022 and 2023; and the other one-half of the RSU awarded vest on each September 15th of 2020, 2021 and 2022, based on the attainment of certain EBITDA targets. The vesting for both tranches is based upon the named executive officer being employed by us on such dates.

The following table provides information concerning outstanding equity awards as of June 30, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Vested		Market Value of Shares or Units of Stock that Have Vested ($)(1)	Number of Shares or Units of Stock that Have Not Vested(2)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Ronald F. Valenta	76,000	—	—	$1.06	9/15/2020	—		$—	—		$—
	80,000	—	—	3.11	8/25/2021	—		—	—		—
	80,000	—	—	3.15	6/7/2022	—		—	—		—
	—	—	—	—	—	235,500		1,580,205	—		—

Jody E. Miller	—	—	—	—	—	349,034		342,018	121,957		818,331

Charles E. Barrantes	225,000	—	—	5.10	2/7/2027	—		—	—		—
	30,000	—	—	3.00	6/23/2021	—		—	—		—
	30,000	—	—	3.15	6/7/2022	—		—	—		—
	20,000	—	—	4.43	6/7/2023	—		—	—		—
	—	—	—	—	—	66,168		443,987	38,332		257,208

Theodore M. Mourouzis	27,000	—	—	3.00	6/23/2021	—		—	—		—
	27,000	—	—	3.15	6/7/2022	—		—	—		—
	20,000	—	—	4.43	6/7/2023	—		—	—		—
	906	—	—	5.45	6/15/2025	—		—	—		—
	12,500	—	—	4.11	6/28/2026	—		—	—		—
	—	—	—	—	—	17,834		119,666	16,666		111,829

Neil R. Littlewood	—	—	—	—	—	108,260	(3)	726,425	22,373	(3)	150,123

(1)	Market price assumes a price of $6.71 per share, the closing price for our common shares on June 30, 2020.
(2)	The non-vested stock equity, or restricted stock, vest in two or three equal installments from date of grant, subject to continued service with us.
(3)

One-half of 13,023 RSU awarded vest on each February 12th of 2020, 2021 and 2022, and the other one-half vest on each September 15th of 2019, 2020 and 2021, based on the attainment of certain EBITDA targets. The vesting for both tranches is subject to continued service with us. One-half of 13,824 RSU awarded vest on each February 11th of 2021, 2022 and 2023, and the other one-half vest on each September 15th of 2020, 2021 and 2022, based on the attainment of certain EBITDA targets. The vesting for both tranches is subject to continued service with us.

Employment Agreements

On January 1, 2018, we entered into an employment agreement with Ronald Valenta, under which he agreed to serve to serve as the Executive Chairman of the Board. Under the employment agreement, Mr. Valenta’s base annual salary is $240,000 and is eligible to receive a quarterly bonus of $46,250 and an annual bonus each fiscal year determined by the Compensation Committee, provided he is employed on the last day of such year. We reimburse Mr. Valenta up to $2,500 per month for a car allowance and health, dental, vision and supplemental disability premiums for Mr. Valenta and his family. Mr. Valenta is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On January 1, 2018, we entered into an employment agreement with Jody Miller, under which he agreed to serve as our Chief Executive Officer and President. Under the employment agreement, Mr. Miller received a base annual salary of $335,000 until June 30, 2018, $400,000 in during fiscal year 2019 and $425,000 in fiscal year 2020 and is eligible to receive an annual bonus each fiscal year of $250,000, $300,000 and $350,000 in fiscal years 2018, 2019 and 2020, respectively, provided he is employed on the last day of such year. Mr. Miller is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement. We pay Mr. Miller an automobile allowance of $650 per month, and we reimburse Mr. Miller for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Miller is entitled to participate on the same basis in all offered benefits or programs as any other employee.

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agreed to serve as our Executive Vice President and Chief Financial Officer. Under the employment agreement and base salary increases approved by the Compensation Committee, Mr. Barrantes received a base annual salary of $280,000 during fiscal year 2018 and is eligible to receive an annual bonus each fiscal year determined by the Compensation Committee, provided he is employed on the last day of such year. Effective July 1, 2018 Mr. Barrantes’ base salary was increased to $300,000 per year, and effective July 1, 2019 Mr. Barrantes’ base salary was increased to $309,000 per year. We reimburse Mr. Barrantes for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Barrantes is entitled to participate on the same basis in all offered benefits or programs as any other employee. On June 30, 2009, we entered into an amended and restated employment agreement with Mr. Barrantes that provides that Mr. Barrantes is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

In October 2010, Pac-Van, Inc. entered into an employment agreement with Mr. Mourouzis under he agreed to serve as the President of Pac-Van, Inc. and which provided for a base salary of $175,000 per year and is eligible to receive an annual bonus based on criteria developed by the Compensation Committee. Mr. Mourouzis is entitled to eight months’ severance if his employment is terminated without cause, as defined in the employment agreement.

Royal Wolf entered into an employment agreement with Neil Littlewood dated February 7, 2016. Under his employment agreement Mr. Littlewood agreed to serve as the chief executive officer of Royal Wolf Holdings commencing on July 1, 2016 until the agreement is terminated. The employment agreement provides that Mr. Littlewood would be paid an annual base salary of A$475,000 (including superannuation contributions), an annual discretionary bonus targeted at 40% of the annual base salary and long-term incentives in each fiscal year targeted at 40% of the annual base salary. Mr. Littlewood’s employment agreement requires either six months’ notice prior to termination or the payment of six months’ salary in lieu of such notice.

The employment agreements of Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Mourouzis will terminate upon the date of their death or in the event of a physical or mental disability that renders either of them unable to perform his duties for 60 consecutive days or 120 days in any twelve-month period. Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Mourouzis may terminate their respective employment agreements at any time upon 30 days’ notice to us, and we may terminate these agreements at any time upon notice to Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Mourouzis.

In approving the compensation of Mr. Valenta, Mr. Barrantes, Mr. Miller, Mr. Mourouzis and Mr. Littlewood, the Board of Directors (and in 2016, at the time of approving the employment agreement of Mr. Littlewood, the Royal Wolf Remuneration Committee) reviewed information provided by management regarding the compensation of comparable level officers of public companies, including companies in the equipment leasing business. The Board and the Royal Wolf Remuneration Committee also considered the size of the Company, the experience and prior compensation of Mr. Valenta, Mr. Barrantes, Mr. Miller, Mr. Mourouzis and Mr. Littlewood, and the scope of the services that each would be required to render (particularly given the lack of support staff and the need to implement policies and procedures).

Potential Payments Upon Termination of Employment or Change in Control

The employment agreements of Mr. Valenta, Mr. Miller and Mr. Barrantes provide that each is entitled to a lump sum severance payment of twelve months base salary if we terminate their employment without “cause” or he terminates his employment for “good reason.” Mr. Littlewood’s employment agreement requires either six months’ notice prior to termination or the payment of six months’ salary in lieu of such notice.

None of the employment agreements of Mr. Valenta, Mr. Miller, Mr. Barrantes, Mr. Mourouzis or Mr. Littlewood includes a provision that would require a payment upon a change of control.

2020 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Dodd-Frank Act requires the Company to determine the ratio of the annual total compensation (under the Summary Compensation Table definition) of Company’s Chief Executive Officer to that of the Company’s median employee. In the identification of our median employee we used June 30, 2020, or the last day of your fiscal year 2020, as our determination date. As of the determination date, the Company had 1,278 employees, excluding the Chief Executive Officer. For purposes of identifying the median employee we included in the calculation of compensation: base salary, stock-based compensation (based on the grant date fair value of awards granted in 2020), target bonus amounts, estimated annual commissions and estimated overtime. We ranked our full employee population from the highest paid to the lowest paid, and the average of the two employees’ total compensation who were closest to the midpoint is the amount used as the total compensation of our median employee.

The total compensation for the median employee was then calculated in accordance with Item 402(c)(2)(x) of SEC Regulation S-K. Annual total compensation for Mr. Miller, the Company’s Chief Executive Officer was $1,229,851, which was approximately 26 times the median employee compensation of $46,569.12.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

TRANSACTIONS WITH RELATED PERSONS

Effective January 31, 2008, we entered into a lease with an affiliate of Ronald F. Valenta, who served at that time as our Chief Executive Officer and now serves as our Executive Chairman of the Board, for our corporate headquarters in Pasadena, California. The lease provides for rent of $7,393 per month, effective March 1, 2009, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease is five years, with two five-year renewal options, and the rent is adjusted yearly based on the consumer price index. On October 11, 2012, we exercised the first option to renew the lease for an additional five-year term commencing February 1, 2013 and on August 7, 2017, exercised the second option for an additional five-year term commencing on February 1, 2018. Rental payments were $112,000 in fiscal year 2018, $111,000 in fiscal year 2019 and $112,000 in fiscal year 2020.

The premises of Pac-Van’s Las Vegas branch are owned by and were leased from the then acting Pac-Van branch manager through December 31, 2016. From January 1, 2017 through May 12, 2017, Pac-Van leased the premises on a month-to-month basis. Effective May 12, 2017, we entered into a lease agreement through December 31, 2020 for rental of $10,876 per month and the right to extend the term of the lease for three two-year options, with the monthly rental increasing at each option period from $11,420 to $12,590 per month. Rental payments on these premises totaled $131,000 in fiscal year 2018, $176,000 in fiscal year 2019 and $156,000 in fiscal year 2020.

We have not adopted a formal written policy regarding transactions with related persons. However, in general, any such related party transaction would require approval of the Board, with any interested director abstaining.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board or any individual director should write to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The letter should indicate that you are a stockholder of General Finance Corporation and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER RECOMMENDATIONS FOR BOARD NOMINEES

The Company’s Bylaws require that a stockholder’s notice of a person or persons the stockholder wishes to nominate as director or submit a proposal for vote at the Annual Meeting of Stockholders must be delivered in writing to the Company’s Secretary at 39 East Union Street, Pasadena, California 91103 not less than 60 days nor more than 90 days prior to the date of the 2020 Annual Meeting of Stockholders. If the Company does not publicly disclose the date of the 2020 Annual Meeting of Stockholders at least 70 days prior to the date of the meeting, a stockholder’s notice must be received by the Company’s Secretary not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure of such meeting was made.

We intend to hold our 2021 Annual Meeting of Stockholders in December 2021. As a result, if, for example, we hold our 2021 Annual Meeting of Stockholders on December 2, 2021 and publicly disclose or notify stockholders by mail of the date of the 2021 Annual Meeting of Stockholders at least 100 days prior to December 2, 2021, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than September 3, 2021 and no later than October 3, 2021.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and legal requirements. The Company will not consider any proposal or nomination that does not meet the requirements of the Company’s Bylaw and SEC requirements for submitting a nomination.

Stockholders who pursuant to Rule 14a-8 under the Exchange Act wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2021 annual meeting must submit their proposals and proof of ownership of our common stock, in accordance with Rule 14a-8 under the Exchange Act, to our corporate secretary at our principal executive offices no later than the close of business on June 22, 2021 (120 days prior to the anniversary of this year’s mailing date). To be in proper form a stockholder’s notice must include the specified information concerning the nominee or proposal required by our Bylaws. Any nomination or proposal which is not in the proper form or which is not submitted on a timely basis, as described above, will not be considered by the Company to be included in our proxy statement. The Company reserves the right to exclude any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Management does not know of any matters to be presented to the Annual Meeting other than those set forth above. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with the recommendation of the Board and authority to do so is included in the proxy.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of our 2020 Annual Report, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedule thereto, to any stockholder who so requests by writing to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

The 2020 Annual Report is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

By Order of the Board of Directors

Christopher A. Wilson
General Counsel, Vice President and Secretary
Dated: October 23, 2020

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone - QUICK *** EASY

IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on December 2, 2020.

INTERNET/MOBILE –

https://www.cstproxy.com/generalfinance/2020

Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THE FOLLOWING NOMINEES:

1.	Election of the following nominees as the three Class B Directors:	FOR	AGAINST	ABSTAIN
NOMINEES:
	(1) Class B – James Roszak	☐	☐	☐
	(2) Class B – Susan Harris	☐	☐	☐
	(3) Class B – Jody Miller	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2:					THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE LISTED BOARD NOMINEES ON PROPOSAL 1 AND FOR PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXY WILL BE VOTED AS THE BOARD MAY RECOMMEND. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
2.	Ratification of the selection of Crowe LLP as our independent auditors for the fiscal year ending June 30, 2021.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

CONTROL NUMBER

Signature	Signature, if held jointly	Date	, 2020

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held December 3, 2020

The proxy statement and our 2020 Annual Report to Stockholders are available at https://www.cstproxy.com/generalfinance/2020

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GENERAL FINANCE CORPORATION

The undersigned hereby appoints Charles E. Barrantes and Christopher A. Wilson, and each of them, the proxy or proxies of the undersigned with full powers of substitution each to attend and to vote at the Annual Meeting of Stockholders of General Finance Corporation to be held on December 3, 2020 at the office of General Finance Corporation located at 39 East Union Street, Pasadena, California, beginning at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present, in the manner indicated below and on the reverse side, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all set forth in the Proxy Statement dated October 23, 2020.

When properly signed, this proxy will be voted as directed. It no direction is provided, the proxies will be voted in favor of electing the listed Board nominees on Proposal 1 and for Proposal 2.

(Continued and to be marked, dated and signed, on the other side)